Exhibit 4.28

 EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“AGREEMENT”) is made and entered into this 26th day of February, 2021 (“EFFECTIVE DATE”), by and between THE CURATORS OF THE UNIVERSITY OF MISSOURI, a public corporation of the State of Missouri having an office at The Technology Advancement Office, Mizzou North, Room 706, 115 Business Loop 70W, Columbia, Missouri 65211-8375 (“UNIVERSITY”) and CHECK-CAP LTD., an Israeli company having offices at 29 Abba Hushi Ave, PO Box 1271, Isfiya 3009000, Israel (“LICENSEE”). UNIVERSITY and LICENSEE may sometimes be referred to herein as a “PARTY” or “PARTIES” as the case may be.

WHEREAS, UNIVERSITY owns PATENT RIGHTS as defined herein; and

WHEREAS, LICENSEE is desirous of obtaining a license to practice the PATENT RIGHTS under the terms and conditions of this AGREEMENT; and

WHEREAS, UNIVERSITY is desirous of granting such a license to LICENSEE in accordance with the terms and conditions of this AGREEMENT.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, representations and warranties contained herein, the PARTIES agree as follows:

Article I.   DEFINITIONS

Section 1.01 “AFFILIATE” means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

Section 1.02 “FIRST COMMERCIAL SALE” means, with respect to any LICENSED PRODUCT in any country in which the PATENT RIGHTS are in effect, the first arms-length SALE by LICENSEE, an AFFILIATE or a SUBLICENSEE, as the case may be, of such LICENSED PRODUCT to a third party in such country after regulatory approval in such country has been obtained for such LICENSED PRODUCT; provided, however, that transfers of LICENSED PRODUCT between LICENSEE and AFFILIATES or among one or more AFFILIATES shall not constitute a FIRST COMMERCIAL SALE.

Section 1.03 “LICENSED FIELD” means all medical fields (including diagnostics and treatment).

Section 1.04 “LICENSED PRODUCT” means any product, apparatus, kit, composition, or component thereof (i) whose use, sale, offer for sale, or importation of which is covered, in whole or in part, by any issued and unexpired claim contained in the PATENT RIGHTS; or (ii) which is made by any method, procedure, process, which is covered, in whole or in part, by any issued and unexpired claim contained in the PATENT RIGHTS. By way of example, each single capsule (which constitutes a "LICENSED PRODUCT") shall constitute one LICENSED PRODUCT.

Section 1.05  “LICENSED TERRITORY” means the countries or territories where currently or in the future each one of the PATENT RIGHTS is unexpired in full force and effect which has not been rendered invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

Section 1.06 “NON-COMMERCIAL RESEARCH PURPOSES” means research, teaching, educational, or academic purposes which are undertaken at UNIVERSITY or at a non-profit, academic, educational, or governmental institution, but excluding (i) any research undertaken at the request of, or in collaboration with, any commercial entity and/or (ii) where any resulting intellectual property is contractually encumbered in favor of any commercial entity. Further, MURR shall be permitted at all times to receive reimbursement payments for out of pocket costs incurred by MURR when providing materials to other non-profit, academic, educational, or governmental institutions for such NON-COMMERCIAL RESEARCH PURPOSES.

Section 1.07 “PATENT RIGHTS” means UNIVERSITY’S rights in any of the following: (a) the United States Patent No. 9,528,169; United States Patent No. 10,087,503; Israel Patent No. 230768; and Netherlands Patent No. 2739569, all titled “Method for Separation of Chemically Pure Os from Metal Mixtures” (“PATENTS”) and b) any provisional, non-provisional, divisional, continuation (but not continuations-in-part), extension, renewal, re-examination, reissue, substitute, supplementary protection certificate, utility model, or similar legal protection claiming priority to or from one or more of the PATENTS.

Section 1.08 “ROYALTY PERIOD(S)” means the three-month periods ending on March 31, June 30, September 30, and December 31.

Section 1.09 “SALE”, “SELL”, or “SOLD” means the sale, use, transfer, distribution or disposition of a LICENSED PRODUCT for value to a third party, such sale to be recognized as a sale in the LICENSEE’S financial statements according to applicable GAAP. The supply of LICENSED PRODUCTS for experimental, promotional test market, or clinical trial purposes, shall not constitute a “SALE”. Sales of LICENSED PRODUCTS to an AFFILIATE for resale by such affiliate shall not be deemed “SALES”.

Section 1.10 “SUBLICENSE” means any right granted, license given, or agreement entered into by LICENSEE granting, some or all of the rights under this AGREEMENT (whether or not such grant of rights, license given or agreement entered into is described as a sublicense or otherwise). The recipient of the SUBLICENSE is a SUBLICENSEE.

Article II.   GRANT

Section 2.01 Grant. Subject to the terms and conditions of this AGREEMENT, UNIVERSITY hereby grants to LICENSEE and LICENSEE accepts an exclusive (including with respect to the UNIVERSITY itself except for NON-COMMERCIAL RESEARCH PURPOSES), irrevocable royalty-bearing license, under the PATENT RIGHTS, to incorporate, develop, commercialize, make, have made, use, manufacture (including through any third party), SELL, have SOLD, import, distribute, sublicense or otherwise exploit the PATENT RIGHTS, within the LICENSED TERRITORY, within the LICENSED FIELD, until the last day the PATENT RIGHTS are in force in its respective LICENSED TERRITORY.

Section 2.02 Sublicenses. The license granted in Section 2.01 above shall include the right to grant written sublicenses. All sublicenses must comply with the following:

(a)
LICENSEE shall deliver to UNIVERSITY a true and correct copy of each fully executed sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination.

(b)	LICENSEE shall deliver to UNIVERSITY copies of all reports due to LICENSEE from SUBLICENSEE within thirty (30) days receipt of such reports by LICENSEE.

(c)
LICENSEE shall, at such times as UNIVERSITY directs and at UNIVERSITY’s request, permit the inspection of SUBLICENSEE’s records by an independent certified public accountant from a "big-4" accounting firm selected by UNIVERSITY under the terms of Section 4.03.

(d)
No sublicense shall relieve LICENSEE of its representations, warranties, or obligations under this AGREEMENT. LICENSEE shall be responsible to UNIVERSITY for the performance of its SUBLICENSEES under each sublicense agreement granting rights to any PATENT RIGHTS. LICENSEE hereby guarantees each SUBLICENSEE’s compliance with the terms and conditions of the license granted by UNIVERSITY under this AGREEMENT, including but not limited to the payment of all fees and royalties that would be due to UNIVERSITY from LICENSEE arising from SUBLICENSEE’s exercise of its rights under any sublicense agreement.

(e)	In the event of any inconsistency between this AGREEMENT and any sublicense agreement, the terms and conditions of this AGREEMENT shall prevail. LICENSEE shall require that any sublicense agreement:

(i)	be consistent with the terms, conditions, covenants, warranties, representations, limitations, obligations, and duties of LICENSEE under this AGREEMENT;

(ii)
contain express provisions under which the SUBLICENSEE expressly accepts duties and obligations at least equivalent to those accepted by the LICENSEE in the following sections of this AGREEMENT: Section 2.03 (reserved rights), Section 2.05 (publication), Section 3.10 (challenge to patent rights), Section 4.02 (reporting), Section 4.03 (records), Section 6.01 (indemnity), Section 6.02 (insurance), Section 6.03 (disclaimer of warranties), Section 6.05 (damages exclusion/ limitation of remedies), Section 6.07 (sublicenses) Section 1.01 (marking), Section 11.01 (compliance with laws / export controls), Section 11.02 (university name), and Section 11.10 (severability).

(f)
The Sublicensee will be entitled to further sublicense its rights under such Sublicense agreement (without limitation as to the number of further Sublicensees) subject to full satisfaction of the terms and conditions of this Agreement applicable to sublicenses (each a "Further Sublicensee"). The Sublicensee (and each Further Sublicensee) will be entitled to assign the Sublicense agreement without the prior written consent of the University, and the terms of this Section 2.02 shall apply to each Further Sublicensee mutatis mutandis.

(g)
If any sublicense agreement granting any rights to the PATENT RIGHTS does not comport with above requirements in this Section 2.02(e) in all material respects, then that agreement shall be invalid, unenforceable, and void unless waived by the UNIVERSITY in writing.

(h)
Upon any termination of this AGREEMENT, all SUBLICENSEE’s rights shall also terminate, provided, however, that, for each SUBLICENSEE, upon termination of the SUBLICENSE with such SUBLICENSEE, if the SUBLICENSEE is not then in breach of its SUBLICENSE with LICENSEE such that LICENSEE would have the right to terminate such SUBLICENSE, such SUBLICENSEE will have the right to seek a license from UNIVERSITY. Provided such conditions are met, UNIVERSITY agrees to negotiate such licenses in good faith under substantially similar terms and conditions as set forth herein, which will not impose any representations, warranties, obligations or liabilities on UNIVERSITY or SUBLICENSEE that are not included in this AGREEMENT.

Section 2.03 Reserved Rights. UNIVERSITY reserves the right to make, use or otherwisepractice the PATENT RIGHTS for NON-COMMERCIAL RESEARCH PURPOSES and to grant nonexclusive licenses to non-profit, academic, educational institutions a royalty-free right to make, use or otherwise practice the PATENT RIGHTS for NON-COMMERCIAL RESEARCH PURPOSES. UNIVERSITY also reserves the right to transfer tangible research materials and intangible materials incorporating the PATENT RIGHTS to other non-profit, academic, educational, institutions for such NON-COMMERCIAL RESEARCH PURPOSES. LICENSEE agrees that, notwithstanding any other provision of this AGREEMENT, that LICENSEE has no right to enforce the PATENT RIGHTS against UNIVERSITY or any non-profit, academic, educational, or governmental institution with respect to such use or practice for NON-COMMERCIAL RESEARCH PURPOSES.

Section 2.04 License Scope. The license granted herein shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in PATENT RIGHTS. LICENSEE shall at all times refrain from making, using, selling, offering for sale, importing, or otherwise practicing the PATENT RIGHTS outside of the LICENSED FIELD. UNIVERSITY shall be free to grant commercial licenses to the PATENT RIGHTS to third parties in all fields outside the LICENSED FIELD.

Section 2.05 Publication. LICENSEE agrees that UNIVERSITY shall have a right to publish, any research results or technical data related to or arising out of the PATENT RIGHTS in accordance with UNIVERSITY’s general policies and that this AGREEMENT shall not restrict, in any fashion, UNIVERSITY’s right to publish.

Article III.   PAYMENTS

Section 3.01 License Payments: In consideration of rights granted by UNIVERSITY to LICENSEE under this AGREEMENT, LICENSEE will pay UNIVERSITY a royalty on each LICENSED PRODUCT SOLD by LICENSEE or any SUBLICENSEE to a third party, as calculated pursuant to the mechanism set forth below (hereinafter “SALES ROYALTY”). A SALES ROYALTY accrues when LICENSED PRODUCTS are SOLD and such amounts are actually received by LICENSEE. SALES ROYALTY shall be payable as follows:

(a)	Prior to expiration of the PATENT RIGHTS in the LICENSED TERRITORY,

(i)	From the FIRST COMMERCIAL SALE until the 10,000 units of LICENSED PRODUCT are SOLD, zero dollars ($0) per LICENSED PRODUCT;

(ii)	From 10,001 to 100,000 units of LICENSED PRODUCTs, fifty cents ($0.50) per LICENSED PRODUCT;

(iii)	100,001 to 150,000 units of LICENSED PRODUCTS, five dollars ($5.00) per LICENSED PRODUCT;

(iv)	From 150,001 to 250,000 units of LICENSED PRODUCTS, three dollars ($3.00) per LICENSED PRODUCT;

(v)	From 250,001 to 450,000 units of LICENSED PRODUCTS, one dollar and fifty cents ($1.50) per LICENSED PRODUCT;

(vi)	From 450,001, to 1,000,000 units LICENSED PRODUCTS, one dollar ($1.00) per LICENSED PRODUCT;

(vii)	From above 1,000,001 and until the expiration of the PATENT RIGHTS, thirty five cents ($0.35) per unit of LICENSED PRODUCT.

(b)
Following the expiration of the PATENT RIGHTS in the LICENSED TERRITORY, LICENSEE shall continue to pay $0.30 per LICENSED PRODUCT SOLD in the countries or territories that constituted LICENSED TERRITORY prior to expiration up to the payment of the ROYALTY CAP.

By way of example, should LICENSEE SELL 500,000 units of LICENSED PRODUCT, prior to the expiration of the PATENT RIGHTS, then the total SALES ROYALTY shall be 10,000x$0+90,000x$0.50+50,000x$5.00+100,000x$3.00+200,000x$1.50+50,000x$1.00 =$945,000.

Section 3.02 Royalty Cap. The total cumulative SALES ROYALTY payable to UNIVERSITY shall not exceed $15,000,000 dollars (“ROYALTY CAP”). Following LICENSEE’s payment to UNIVERSITY of the ROYALTY CAP, no further SALES ROYALTY shall be due.

Section 3.03 Buyout. LICENSEE shall have the right to notify UNIVERSITY at any time of the termination of all SALES ROYALTIES, and in such case shall instead pay a one-time payment calculated pursuant to a mechanism which shall be agreed by the PARTIES at such time.

Section 3.04 Sublicensee Royalty. For the avoidance of doubt, LICENSEE shall pay to UNIVERSITY an amount for each SALE of a LICENSED PRODUCT made by SUBLICENSEES equal to what LICENSEE would have been required to pay to UNIVERSITY had LICENSEE made such SALES.

Section 3.05 Royalty Stacking. To the extent LICENSEE reasonably determines that it is obligated to or that it is commercially reasonable to obtain a license for any third party intellectual property other than the PATENT RIGHTS in order to practice the LICENSED PRODUCTS, LICENSEE may reduce the royalty applicable to such LICENSED PRODUCT by an amount of up to fifty percent (50%) of the royalty payable to such third party; provided, however, that in no case shall such reduction (or the aggregate reduction if multiple third party licenses are required) in any calendar year exceed twenty five percent (25%) of the royalties payable in any calendar year to UNIVERSITY. For clarity, the amounts payable to UNIVERSITY under Section 3.01 shall never be less than seventy five percent (75%) of those that would otherwise be due and payable to UNIVERSITY absent the effects of this section.

Section 3.06 How Payments are Made. All payments to UNIVERSITY pursuant to this AGREEMENT shall be paid in U.S. dollars. Conversion of foreign currency to U. S. dollars shall be made at the conversion rate existing in the United States (as reported in the in the Wall Street Journal) on the last working day of each ROYALTY PERIOD. Such payments shall be without deduction of exchange, collection or other charges. Such payments shall be made payable to The Curators of the University of Missouri by electronic transfer to the account in Appendix C.

Section 3.07 Payment Deadlines. Unless stipulated otherwise, all payments due UNIVERSITY hereunder shall be made within sixty (60) days after the end of each ROYALTY PERIOD other than year end, and ninety (90) days after year end. Late payments shall be subject to an interest charge of Libor +1%.

Section 3.08   Taxes. LICENSEE shall have the right to deduct or withhold from any payments to be paid, any such taxes, charges or levies, in respect of which such deduction or withholding is required to be made according to any applicable law or jurisdiction.

Section 3.09 Challenge to Patent Rights. In the event that LICENSEE or one or more of its SUBLICENSEES directly or indirectly: (a) asserts a claim or counterclaim in the courts or before the applicable governmental agency (e.g., the United States Patent Trial and Appeal Board) seeking to attack, invalidate or render unenforceable any claim within the PATENT RIGHTS; or (c) assists a third party with either or both (a) or (b) (each of (a), (b), or (c) being a “CHALLENGE EVENT”), then LICENSEE or its SUBLICENSEE as applicable shall provide at least ninety (90) days written notice to UNIVERSITY prior to initiating such a CHALLENGE EVENT, along with a copy of any prior art which forms the basis for the CHALLENGE EVENT and a claim-by-claim detailed analysis of patent invalidity and/or unenforceability. Upon the occurrence of a CHALLENGE EVENT, UNIVERSITY, shall have the right, but not the obligation, to terminate this AGREEMENT with respect to such LICENSEE and/or SUBLICENSEE by providing written notice of the same. In the event that UNIVERSITY elects not to terminate this AGREEMENT, then all payments due under Article III by LICENSEE or SUBLICENSEE(s) as applicable shall double. Moreover, should the outcome of any such action or proceeding be unsuccessful, then LICENSEE and/or SUBLICENSEE challenging such claim shall pay (1) triple all payments after the pendency of the aforementioned action and (2) UNIVERSITY’s costs, expenses, and reasonable attorneys’ fees incurred in such action. An action or proceeding shall be deemed “unsuccessful” for purposes of this Section 3.10 if: (i) the proceeding or lawsuit is terminated for any reason prior to a settlement or judgment from which no appeal can be or is taken; (ii) one or more of the claims within the PATENT RIGHTS challenged by said lawsuit remain valid and enforceable after any such settlement or judgment is in effect; or (iii) if LICENSEE would still require a license to any of the PATENT RIGHTS to sell any of its products after any such settlement or judgment is in effect. Any such judicial challenge by LICENSEE or a SUBLICENSEE shall be brought in the courts of Missouri, and LICENSEE and its SUBLICENSEE agree not to challenge personal jurisdiction in that forum. LICENSEE or such SUBLICENSEE shall not be relieved from any payments that accrue before any decision invalidating a claim within the PATENT RIGHTS or a claim not involved in such decision. LICENSEE or such SUBLICENSEE shall have no right to recoup any such payments paid before or during the period of challenge.

It is clarified that nothing in this AGREEMENT shall obligate LICENSEE to make payments which are contrary to the laws of the State of Missouri or the United States.

Article IV.   REPORTING

Section 4.01 First Sale. LICENSEE shall report to UNIVERSITY the date of first SALE of LICENSED PRODUCTS in each country of LICENSED TERRITORY within thirty (30) days of occurrence. An exemplary report format is set forth as Appendix A.

Section 4.02 Reporting. Within 90 days after each ROYALTY PERIOD following the first SALE of LICENSED PRODUCT, whether SOLD by LICENSEE or its SUBLICENSEE, if any exists, LICENSEE must deliver to UNIVERSITY a true and accurate written report, even if no payments are due UNIVERSITY, giving the particulars of the business conducted by LICENSEE and its SUBLICENSEE(s) during the ROYALTY PERIOD as are pertinent to calculating payments hereunder. This report will include at least:

(a)	the total number of units of LICENSED PRODUCTS sold by LICENSEE and each SUBLICENSEE;

(b)	the total SALES ROYALTY computed and due UNIVERSITY;

(c)	the names and addresses of all SUBLICENSEES of LICENSEE.

If no payment is due, LICENSEE shall so report to UNIVERSITY. An exemplary report format is set forth in Appendix B. This report shall identify the issued patents and/or patent applications under the PATENT RIGHTS that cover the particular LICENSED PRODUCT being reported. LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE's knowledge and information. Failure to provide reports as required under this Article shall be a material breach of this AGREEMENT.

LICENSEE shall provide sufficient data for UNIVERSITY to verify the royalty calculations.

Section 4.03 Records. LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UNIVERSITY. The books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this AGREEMENT relates. The books, ledgers, records, and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, for the inspection by an independent "big-4" firm accounting firm. If the amounts due to UNIVERSITY are determined to have been underpaid, LICENSEE will pay the amount of such underpayment and interest on the amount of such underpayment with interest accumulating at the rate as set forth in Section 3.07 accruing from the date such payment was originally due to UNIVERSITY. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in reporting to UNIVERSITY's detriment, LICENSEE agrees to pay the full cost of such inspection and audit.

Article V.   DUE DILIGENCE

Section 5.01 LICENSEE shall make commercially reasonable efforts to develop and commercialize the LICENSED PRODUCTS.

Article VI.   INDEMNITY, INSURANCE, WARRANTIES, DAMAGES

Section 6.01 Indemnity. LICENSEE shall, and will require SUBLICENSEES to, at all times during the term of this AGREEMENT and thereafter, indemnify, defend and hold UNIVERSITY, its current or former Curators, employees, agents, and affiliates, harmless from any claim, proceeding, suit, demand, expense, loss, penalty, judgment, or liability of any kind whatsoever, including costs, expenses and reasonable attorneys’ fees, resulting from, related to, arising out of, or in connection with (a) the design, development, production, manufacture, shipping, use, performance, importation, SALE, advertisement, labeling, promotion, or patent marking of the LICENSED PRODUCT by LICENSEE or its SUBLICENSEES, or end users, including but not limited to (i) any infringement or misappropriation of a patent, copyright, trade secret or other intellectual property or proprietary right of any third party or (ii) any product liability claims, such as those involving the death of or injury to any person or persons or damage to property; or (b) any breach of any obligation, covenant, representation, or warranty by LICENSEE or its SUBLICENSEES hereunder; or (c) the production, use or SALE of any product, process or service identified, characterized or otherwise developed with the aid of the PATENT RIGHTS by LICENSEE or its SUBLICENSEES; or (d) any violation of applicable law by LICENSEE, or its SUBLICENSEES; or (e) the exercise of LICENSEE’s rights under this AGREEMENT. If any such claims or causes of action are made, UNIVERSITY shall be defended by counsel selected by LICENSEE, subject to UNIVERSITY's approval, which shall not be unreasonably withheld. UNIVERSITY reserves the right to be represented by its own counsel at its own expense.

Section 6.02 Insurance. At such time as any LICENSED PRODUCT is being commercially SOLD (other than for the purpose of obtaining regulatory approvals) by LICENSEE, a SUBLICENSEE, or a subsidiary or agent of LICENSEE, LICENSEE shall at its sole cost and expense, procure and maintain Product Liability including general liability insurance in amounts not less than $2,000,000 per claim and in the annual aggregate and naming UNIVERSITY, its Curators, employees, agents, and affiliates, as additional insureds. Such insurance shall provide product liability coverage. Such insurance will be considered primary as to any other valid and collectible insurance, but only as to losses arising out of alleged negligence of the LICESNEE named insured. Any carrier providing coverage shall have a minimum “Best” rating of “A-XIII”. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this AGREEMENT.

LICENSEE shall maintain such Product Liability including general liability insurance beyond the expiration or termination of this AGREEMENT during (i) the period that any product, process, or service, relating to, or developed pursuant to this AGREEMENT is being commercially SOLD by LICENSEE or its SUBLICENSEE and (ii) a 5 year period after the period referred to in (i) through on going policy or Extended Reporting Period.

LICENSEE shall also purchase Employers Liability insurance with the following limits: $500,000 each accident, disease each employee and disease policy limit.

LICENSEE shall provide UNIVERSITY with written evidence of the insurance requirements of this Section 6.02 within thirty (30) days after such insurance becomes necessary pursuant to this AGREEMENT. LICENSEE shall provide UNIVERSITY with written notice at least thirty(30) days prior to the cancellation, or non-renewal of such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage, UNIVERSITY shall have the right to terminate this AGREEMENT effective at the end of such thirty (30) day period It is agreed that the insurance required is required in the public interest and UNIVERSITY does not assume any liability for alleged negligence of LICENSEE, their officers, agents, and employees or of a SUBLICENSEE, their officers, agents, and employees, in connection with the granting of this AGREEMENT.

If LICENSEE elects to self-insure all or part of the limits described above, such self-insurance program must be acceptable to UNIVERSITY’s Risk and Insurance Management department.

Section 6.03 Limited Warranty. UNIVERSITY represents to LICENSEE that as of the EFFECTIVE DATE, it does not currently own (in whole or in part) additional patents, patent applications or other intellectual property rights, for which a license would be needed in order for LICENSEE to fully exploit the PATENT RIGHTS (together “UNIVERSITY-OWEND ADDITIONAL IP”). In the event that any UNIVERSITY-OWNED ADDITIONAL IP is so required in order to fully exploit the PATENT RIGHTS, then the UNIVERSITY will provide notice to the LICENSEE of any UNIVERSITY-OWNED ADDITIONAL IP and thereafter the LICENSEE will have the option (to be exercised in its sole discretion) to include such UNIVERSITY-OWNED ADDITIONAL IP in the AGREEMENT, in which case the terms of the LICENSEE shall apply mutatis mutandis to such ADDITIONAL IP without any increase in the royalties due under Section 3.01. UNIVERSITY warrants to LICENSEE that it has the lawful right to grant the license.

Section 6.04 Disclaimer of Warranties. EXCEPT AS PROVIDED IN SECTION 6.03, THE PATENT RIGHTS ARE DELIVERED “AS IS” IN EVERY RESPECT. UNIVERSITY, ITS CURRENT OR FORMER CURATORS, EMPLOYEES, AGENTS, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, WHETHER ISSUED OR PENDING, OR THAT THE MANUFACTURE, USE, IMPORTATION OR SALE OF THE LICENSED PRODUCT OR THAT THE PRACTICE OF THE PATENT RIGHTS WILL NOT INFRINGE OR MISAPPROPRIATE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF ANY THIRD PARTY.

Section 6.05 Damages Exclusion / Limitation of Remedies. IN NO EVENT SHALL UNIVERSITY, ITS CURRENT OR FORMER CURATORS, EMPLOYEE, AGENTS, AND AFFILIATES BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE OR OTHERWISE, AND INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, ATTORNEYS' AND EXPERTS' FEES, REGARDLESS OF WHETHER UNIVERSITY MAY BE ADVISED, MAY HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

Section 6.06 For the avoidance of doubt, nothing in this AGREEMENT shall be construed as:

(a)	a warranty or representation by UNIVERSITY as to the validity or scope of any PATENT RIGHTS;

(b)
a warranty or representation by UNIVERSITY that anything made, used, imported, SOLD or otherwise disposed of pursuant to any license granted under this AGREEMENT is or will be free from infringement of intellectual property rights of third parties;

(c)	an obligation by UNIVERSITY to bring or prosecute actions or suits against third parties for patent infringement;

(d)	an obligation to furnish any know-how not provided in the PATENT RIGHTS; or

(e)
conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than PATENT RIGHTS, regardless of whether such patents are dominant or subordinate to the PATENT RIGHTS.

Section 6.07 Sublicenses. LICENSEE shall require in any sublicense in which LICENSEE grants to a third party the right to make, have made, use, import, offer to SELL or SELL any LICENSED PRODUCT, provisions that provide UNIVERSITY, its Curators, employees, agents, and affiliates, comparable protections as those provided UNIVERSITY in this Article VI. LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer of warranties or damages exclusion / limitation of remedies included in this Article VI.

Article VII.   DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

Section 7.01 Ownership and Control of Patents. UNIVERSITY shall have full, complete and sole ownership of any pending applications and issued patents included in PATENT RIGHTS. UNIVERSITY shall be solely responsible for the preparation, filing, prosecution and maintenance of the patent applications and issued patents included in the PATENT RIGHTS.

Section 7.02 Patent Maintenance and Related Expenses. The UNIVERSITY shall be solely responsible for the maintenance of the PATENT RIGHTS and shall bear all costs related thereto.

Article VIII.   INFRINGEMENT OF PATENT RIGHTS

Section 8.01 Notifications. LICENSEE shall promptly inform UNIVERSITY in writing of any alleged infringement of the PATENT RIGHTS by a third party and shall provide UNIVERSITY with any available evidence thereof. LICENSEE shall not notify a third party of such infringement of PATENT RIGHTS without first consulting with UNIVERSITY.

Section 8.02 Enforcement. Within the LICENSED FIELD, LICENSEE shall have the primary right, but not the obligation, to carry out actions against any third party arising from such third party’s actual or anticipated infringement of any LICENSED PATENTS within the scope of the LICENSED FIELD, at LICENSEE’s expense, and recovery shall be shared as follows: (a) to LICENSEE and UNIVERSITY for reimbursement in pro rata proportions of their costs, fees, and other related expenses to the extent that each PARTY paid for such costs, fees and expenses; and (b) any remaining amount shall be shared seventy-five percent (75%) to LICENSEE and twenty-five percent (25%) to UNIVERSITY. Before LICENSEE commences a formal legal proceeding with respect to any infringement of PATENT RIGHTS, LICENSEE shall first consult with UNIVERSITY regarding the potential effects such legal proceeding may have on the public interest. UNIVERSITY shall have the right, in its sole discretion, to join such proceeding at its own expense. In addition, LICENSEE agrees to consult with UNIVERSITY on any significant matters related to the litigation. LICENSEE shall be free to enter into a settlement, consent judgment, or other voluntary disposition with respect to any such action, provided that any settlement, consent judgment or other voluntary disposition thereof which (i) materially limits the scope, validity, or enforceability of patents included in the PATENT RIGHTS, (ii) admits fault or wrongdoing on the part of UNIVERSITY or (iii) imposes a financial or other obligation upon the UNIVERSITY, must in the case of (i), (ii), or (iii) be pre-approved in writing by UNIVERSITY. LICENSEE shall keep UNIVERSITY informed on all actions taken by LICENSEE in its enforcement against an infringer and shall furnish to UNIVERSITY copies of all documents related thereto.

Section 8.03 Rights of University. In the event that LICENSEE elects not to exercise its right to bring an infringement action with respect to PATENT RIGHTS pursuant to the above paragraphs, then LICENSEE shall notify UNIVERSITY in writing within six (6) months of receiving notice that an infringement exists. UNIVERSITY may, at its own expense and control, following the earlier of (i) such notice from LICENSEE or (ii) the expiration of such six (6) month period without LICENSEE electing to take any action with respect to such alleged or actual infringement, take steps to defend or enforce any patent within the PATENT RIGHTS and retain all RECOVERY therefrom without a duty to account to LICENSEE. LICENSEE agrees to cooperate reasonably with UNIVERSITY in any validity or infringement suit or dispute involving the PATENT RIGHTS.

Article IX.   CONFIDENTIALITY

Section 9.01 Confidential Information Defined. “CONFIDENTIAL INFORMATION” means any and all information not generally known to the public, whether or not patentable or susceptible to any other form of legal protection, that is identified or designated by the disclosing party as being confidential or which, in light of the circumstances under which it was disclosed, whether oral or written, is reasonably apparent to the recipient to be considered confidential or proprietary by the disclosing party, including but not limited to information, concepts, designs, processes, specifications, schematics, equipment, processing techniques, technical information, drawings, diagrams, software (including source code), hardware, control systems, research, test results, manuals, trade secrets, commercialization studies, market studies, financial information and business plans except to the extent the recipient can prove by written documentation that such information:

(a)	was in the public domain at the time of disclosure;

(b)	later became part of the public domain through no act or omission or breach of this AGREEMENT by recipient, its employees, agents, successors or assigns;

(c)	was lawfully disclosed to recipient by a third party having the right to make such disclosure; or

(d)	was already known by recipient at the time of disclosure; or

(e)
was independently developed by recipient without the aid, use or application of CONFIDENTIAL INFORMATION received from the disclosing party and such independent development can be properly demonstrated by recipient; or

(f)	is otherwise required by law or regulation to be disclosed.

Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information within the exceptions. In addition, any combination of the features shall not be deemed to be within the foregoing exception merely because individual features may be within the exceptions. All reporting information provided by LICENSEE pursuant to this agreement, shall constitute the "CONFIDENTIAL INFORMATION " of LICENSEE.

Section 9.02 Restrictions on Disclosure and Use. Each Party agrees that (a) all CONFIDENTIAL INFORMATION shall remain the exclusive property of the disclosing party, (b) the recipient shall receive and hold the CONFIDENTIAL INFORMATION in strict confidence, (c) the recipient shall use the CONFIDENTIAL INFORMATION only for the purposes of this AGREEMENT, and (d) the recipient shall not disclose the CONFIDENTIAL INFORMATION to third parties without the prior written consent of disclosing party, and (e) the recipient shall protect the CONFIDENTIAL INFORMATION to the same extent that it protects its own trade secrets and confidential information, but in no less than commercially reasonable care.

Section 9.03 Legally required Disclosures. In the event that LICENSEE receives a request or is required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process to disclose any or part or the CONFIDENTIAL INFORMATION, LICENSEE agrees to (a) immediately notify UNIVERSITY in writing of the existence, terms, and circumstances surrounding such a request or requirement and (b) assist UNIVERSITY in seeking a protective order or other appropriate remedy satisfactory to UNIVERSITY. In the event that such a protective order or other remedy is not obtained, (a) LICENSEE may disclose that portion of the CONFIDENTIAL INFORMATION which it is legally required to disclose, (b) LICENSEE shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the CONFIDENTIAL INFORMATION to be disclosed and (c) LICENSEE shall give written notice to UNIVERSITY of the information to be disclosed as far in advance of its disclosure as practical. LICENSEE may also disclose CONFIDENTIAL INFORMATION as required by applicable securities laws and regulations and exchange listing rules, and to governmental or other regulatory agencies in order to obtain approvals to market any LICENSED PRODUCT, but such disclosure may only be to the extent reasonable necessary to obtain approvals. UNIVERSITY hereby acknowledges and understands that LICENSEE's CONFIDENTIAL INFORMATION is highly confidential, and that since the LICENSEE's securities are traded on the Nasdaq Stock Market, certain CONFIDENTIAL INFORMATION may also include "Insider Information" which is subject to certain restrictions under applicable securities legislation. UNIVERSITY further acknowledges that the use of Inside Information in breach of such restrictions, whether for its own benefit or for the benefit of others, whether by UNIVERSITY, its officers or employees or their relatives, friends, acquaintances or any third person to whom advice was given by any of the aforesaid based on the Inside Information, whether direct or indirect, is prohibited by law and may lead to criminal sanctions and/or liabilities according to civil law. University undertakes to ensure that its employees, consultants, representatives and anyone acting on its behalf act in accordance with all applicable legal restrictions relating to the Confidential Information.

Section 9.04 Disclosure to Potential Sublicensee or Assignee. Notwithstanding anything set forth herein above, LICENSEE may disclose the CONFIDENTIAL INFORMATION to a potential SUBLICENSEE or assignee of LICENSEE, or third party manufacturer, or potential investors, manufacturers, consultants, or service providers, who are subject to written confidentiality restrictions substantially similar to those set forth herein, or who are subject confidentiality obligations under law.

Section 9.05 Sunshine Law. LICENSEE acknowledges that UNIVERSITY is subject to the Missouri Sunshine Act, 610 RSMo.

Section 9.06 Survival. LICENSEE’s obligations of confidentiality and non-use shall exist during the term of this AGREEMENT and for so long as such CONFIDENTIAL INFORMATION remains confidential in accordance with Section 9.01.

Article X.   TERM AND TERMINATION

Section 10.01 Term. This AGREEMENT shall become effective upon the EFFECTIVE DATE and, unless sooner terminated in accordance with any of the provisions herein, shall remain in full force until terminated by the PARTIES. Following payment by LICENSEE of amounts equal to the ROYALTY CAP, the LICENSEE shall continue in force on a royalty-free basis.

Section 10.02 Breach. In the event that either PARTY defaults or breaches any of the provisions of this AGREEMENT, the other PARTY shall have the right to terminate this AGREEMENT by giving written notice to the defaulting PARTY; provided, however, that if the defaulting PARTY cures the default within sixty (60) days after the notice shall have been given, this AGREEMENT shall continue in full force and effect. The failure on the part of either of the PARTIES hereto to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

Section 10.03 Rights after Termination.

(a)	Upon termination or expiration of this AGREEMENT for any reason, LICENSEE shall:

(i)
promptly pay all amounts due UNIVERSITY through the effective date of the termination (even if they would otherwise be payable at a later date, e.g. within 30 days after invoicing), including those in Article III (payments);

(ii)	submit all final reports under Article IV; and

(iii)
return any CONFIDENTIAL INFORMATION provided to LICENSEE by UNIVERSITY in connection with this AGREEMENT, or, with UNIVERSITY’s prior approval, destroy such materials, and LICENSEE shall certify in writing that such materials have all been returned or destroyed.

Section 10.04 Survival. Termination or expiration of this AGREEMENT for any reason shall not release either PARTY from any obligation or liability theretofore accrued prior to such termination or expiration, and LICENSEE shall pay all expenses, costs and attorneys’ fees incurred by UNIVERSITY in connection with enforcing any obligation or liability of LICENSEE or accrued right of UNIVERSITY. All provisions of this AGREEMENT that would reasonably be expected to survive the termination or expiration of this AGREEMENT shall do so, including Article III (all--payments), Article VI (all—indemnity, insurance, warranties, damages), Article IX (all--confidentiality), Section 2.03 (reserved rights), Section 3.10 (challenge to patent rights), Section 4.02 (reporting), Section 4.03 (records); Section 10.03 (rights after termination), Section 10.04 (survival), Section 10.05 (ongoing payments), and Article XI (general—all) survive the termination or expiration of this AGREEMENT.

Section 10.05 Ongoing Payments. Any termination or cancellation under any provision of this AGREEMENT shall not relieve LICENSEE of its obligation to pay any royalty or other fees due to UNIVERSITY at the time of such termination or cancellation.

Article XI.   GENERAL

Section 11.01 Compliance with Laws; Export Controls. LICENSEE agrees to comply with all applicable federal, state, and local laws and regulations. In particular, LICENSEE shall comply with all applicable U.S. laws dealing with the export and/or management of commodities, technology or information, and that LICENSEE will be responsible for any violation of such by LICENSEE or its SUBLICENSEES, and that it will defend and hold UNIVERSITY harmless in the event of any legal action of any nature occasioned by such violation. LICENSEE understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. LICENSEE further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) ITAR and EAR end use-specific requirements; (e) Foreign Corrupt Practices Act; and (f) anti-boycott laws and regulations. LICENSEE will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the LICENSED PRODUCTS (including any associated products, items, articles, computer software, media, services, technical data, and other information). LICENSEE warrants that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the LICENSED PRODUCT (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. LICENSEE will include an appropriate provision in its agreements with its authorized SUBLICENSEES to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations. LICENSEE’S OBLIGATIONS TO COMPLY WITH APPLICABLE LAW (INCLUDING U.S. EXPORT CONTROL LAWS AND REGULATIONS) ARE INDEPENDENT OF AND SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

Section 11.02 University Name. LICENSEE agrees not to identify UNIVERSITY in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any UNIVERSITY faculty member, employee, or student or any trademark, service mark, trade name, or symbol of UNIVERSITY, without UNIVERSITY'S prior written consent, provided that these restrictions do not apply to regulatory filings made as required by law or applicable regulatory bodies, including the SEC.

Section 11.03 Press. UNIVERSITY may disclose the existence of this AGREEMENT and non-confidential information regarding the status of LICENSEE’s commercialization of LICENSED PRODUCTS in a press release, on-line, or otherwise, and on the UNIVERSITY’s website, provided at all times that such press-release or other disclosure is coordinated in advance with LICENSEE and the final draft of such disclosure is approved in writing by LICENSEE.

Section 11.04 Assignment. This AGREEMENT is binding upon and shall inure to the benefit of UNIVERSITY, its successors and assigns. This AGREEMENT is not assignable by LICENSEE without the prior written consent of UNIVERSITY, provided that LICENSEE may freely assign this AGREEMENT to any third party in connection with the transfer of the entire business or that part of the business to which this AGREEMENT relates, provided that (i) such party shall undertake in writing to be bound by the terms and conditions of this AGREEMENT, and (ii) LICENSEE shall give the UNIVERSITY prompt written notice of such assignment.

Section 11.05 Sponsored Research. If LICENSEE desires UNIVERSITY participation in performing research and development activities directed towards PATENT RIGHTS, negotiation for such assistance shall be separate and apart from this AGREEMENT, and shall be performed according to UNIVERSITY'S procedures related to research grant and contract activities.

Section 11.06 Consulting. In the event LICENSEE wishes to engage the inventors as consultants, such an arrangement shall be separate and apart from this AGREEMENT, but shall be in keeping with UNIVERSITY'S policy on consulting and ownership of intellectual property developed by UNIVERSITY employees.

Section 11.07 Notices. Any notice or other communication given under this AGREEMENT (except for correspondence relating to patent preparation, filing, prosecution and/or maintenance matters under Article VII herein) shall be in writing and shall be deemed delivered when sent by certified first class mail, registered mail, or overnight courier, or by email or facsimile, provided that a copy of such email or facsimile is promptly sent by certified first class mail, registered or overnight courier, addressed to the PARTIES as follows (or at such other addresses as the PARTIES may notify each other in writing):

If to UNIVERSITY:
The Technology Advancement Office
Mizzou North, Room 706
115 Business Loop 70W
Columbia, MO 65211-8375
Email: __________

If to LICENSEE:
29 Abba Hushi Ave
PO Box 1271
Isfiya 3009000, Israel
Email: mira.rosenzweig@check-cap.com

Section 11.08 No Other Relationship. In assuming and performing the respective obligations under this AGREEMENT, LICENSEE and UNIVERSITY are each acting as independent parties and neither shall consider itself or represent itself as a joint venture, partner, agent or employee of the other.

Section 11.09 No Waiver. None of the terms, covenants, and conditions of this AGREEMENT can be waived except by the written consent of the PARTY waiving compliance. A failure by one of the PARTIES to this AGREEMENT to assert its rights for or upon any breach or default of this AGREEMENT shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment. No such failure or waiver in writing by any one of the PARTIES hereto with respect to any rights, shall extend to or affect any subsequent breach or impair any right consequent thereon.

Section 11.10 Severability. If any sentence, paragraph, clause or combination of the same is found by a court of competent jurisdiction to be in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be severed from the AGREEMENT and the remainder of the AGREEMENT shall remain binding upon the PARTIES.

Section 11.11 Headings. The headings of the paragraphs of this AGREEMENT are inserted for convenience only and shall not constitute a part hereof.

Section 11.12 Choice of Law and Venue. This AGREEMENT shall be construed, interpreted, and applied in accordance with the laws of the State of Missouri. Any action to enforce the provisions of the AGREEMENT shall be brought in a court of competent jurisdiction and proper venue in the State of Missouri. LICENSEE irrevocably submits to the jurisdiction of such courts in any such action or proceeding. LICENSEE further irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waives and agrees not to plead or claim in any court that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.13 Sovereign Immunity. The PARTIES agree that nothing in this AGREEMENT is intended or shall be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to UNIVERSITY under governmental or sovereign immunity laws from time to time applicable to UNIVERSITY.

Section 11.14 Counterparts. This AGREEMENT may be executed in any number of counterparts, including facsimile or scanned PDF documents. Each such counterpart, facsimile or scanned PDF document shall be deemed an original instrument, and all of such counterparts, together, shall constitute one and the same executed AGREEMENT.

Section 11.15 Entire Agreement. This AGREEMENT constitutes the entire and only agreement between the PARTIES for PATENT RIGHTS and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both PARTIES.

IN WITNESS WHEREOF, the PARTIES hereto have executed this AGREEMENT by their duly authorized officers or representatives.

THE CURATORS OF THE		LICENSEE
UNIVERSITY OF MISSOURI

BY:		BY:

NAME:	Lisa Lorenzen	NAME:

TITLE:	Assistance Vice Chancellor Technology Advancement Office	TITLE:

DATE		DATE

and

BY:

NAME:

TITLE:

DATE:

APPENDIX A:

NOTICE OF FIRST COMMERCIAL SALE

DATE OF LICENSE AGREEMENT:
LICENSEE NAME:
ADDRESS:
REPORT DATE:
INSTRUCTIONS: Please fill in all boxes (write "none" if not applicable), and sign and date at bottom.

Commercial name and product number of the LICENSED PRODUCT

Date of FIRST COMMERCIAL SALE

Country of FIRST COMMERCIAL SALE

Patent application(s) and/or issued patent(s) of the University covering the LICENSED PRODUCT

By signing below, I both certify that I am an authorized representative for the LICENSEE and that the information above is true and correct to the best of my knowledge.

By		Date
Signature of authorized representative

Printed Name:		Title:

Email Address:

Telephone No:

Fax No:

APPENDIX B:

QUARTERLY REPORT TEMPLATE (AFTER FIRST COMMERCIAL SALE)

DATE OF LICENSE AGREEMENT:
LICENSEE NAME:
REPORTING PERIOD:
REPORT DATE:
INSTRUCTIONS: Please provide all information (write "none" if not applicable), and sign and date at bottom.

LICENSED PRODUCT commercial name:

LICENSED PRODUCT commercial product no.: ?

Patent application(s) and/or issued patent(s) of the UNIVERSITY covering the LICENSED PRODUCT:

Government Approvals (provide details):

Quarterly Summary Report of SALES by LICENSEE:

Country of Sales
No. of LICENSED PRODUCTS SOLD by LICENSEE
SALES ROYALTY due UNIVERSITY

Quarterly Summary Report of SALES by SUBLICENSEE:
Name and address of SUBLICENSEE:

Country of Sales
No. of LICENSED PRODUCTS SOLD this ROYALTY PERIOD
No. of LICENSED PRODUCTS SOLD by SUBLICENSEE
SALES ROYALTY due UNIVERSITY

Please show a calculation conforming to the following example:
Assume LICENSEE and all SUBLICENSEES SELL 10,000 units of LICENSED PRODUCTS in this ROYALTY PERIOD. Assume that LICENSEE and all SUBLICENSEES have sold SOLD 510,000 units of LICENSED PRODUCTS since the FIRST COMMERCIAL SALE.
The total SALES ROYALTY due with this Report shall be 10,000x$1.00 = $10,000.
The total cumulative SALES ROYALTY since the FIRST COMMERCIAL SALE shall be 10,000x$0+90,000x$0.50+50,000x$5.00+100,000x$3.00+200,000x$1.50+60,000x$1.00 = $955,000.

By signing below, I both certify that I am an authorized representative for the LICENSEE and that the information above is true and correct to the best of my knowledge.

By		Date
Signature of authorized representative

Printed Name:		Title:

Email Address:

Telephone No:

Fax No:

APPENDIX C

325 Jesse Hall Phone: 573/882-3051 Fax: 573/884-5572	MU- Accounting Services

WIRE TRANSFER INFORMATION

Commerce Bank
1000 Walnut
Kansas City MO 64106

ABA (Routing #) 1010 0001 9

SWIFT (for international wires only)  CBKCUS44

Account to Credit:	Curators of the University of Missouri 118 University Hall Columbia MO 65211
Account	No. 400168394

NOTE:  A reference line can be used on the wire.  Please encourage customers to use this line by including an invoice number or department name so we can match the wire to the proper customer.